UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INTELLICELL BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-49388	91-1966948
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

460 Park Avenue, 17th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of each class to be registered:	None.

Name of each exchange on which each class is to be registered:   None.

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                              Description of Registrant’s Securities to be Registered.

Common Stock

The Company is authorized to issue up to 500,000,000 shares of common stock, par value $0.001 per share.  As of May 30, 2012, there are 28,258,235 shares of common stock issued and outstanding.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, Exchange or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and the NRS

Certain provisions of the Company’s Articles of Incorporation, as amended, and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Articles of Incorporation, as amended and Bylaws and Nevada law, as applicable, among other things:

• provide the board of directors with the ability to alter the bylaws without stockholder approval;
• place limitations on the removal of directors; and
• provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Stockholder Meetings. Our bylaws provide that special meetings of the stockholders may be called by our Chairman of the Board or our President, any two members of the Board, and must be called by certain of our officers upon the written request of the holders of not less than 10% of the voting power of our capital stock.

Blank Check Preferred. The Board is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.

In addition, the NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain Nevada corporations in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada law also provides that if a person is the “beneficial owner” of 10% or more of the voting power of certain Nevada corporations, such person is an “interested stockholder” and may not engage in any “combination” with the corporation for a period of three years from the date such person first became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder. Another exception to this prohibition is if the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting called for that purpose , no earlier than three years after the date that the person first became an interested stockholder. These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company’s common stock is Continental Stock Transfer and Trust Company.

Item 2.                                              Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation (filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (File No. 333-49388) filed with the SEC on November 6, 2000 and incorporated herein by reference).

3.2
Certificate of Amendment to the Articles of Incorporation changing the Company’s name to China Wireless Communications, Inc., dated March 21, 2003 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2003 and incorporated herein by reference).

3.3
Certificate of Amendment to the Articles of Incorporation, as amended, dated November 22, 2004 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2004 and incorporated herein by reference).

3.4
Certificate of Amendment to the Articles of Incorporation changing the Company’s name to Media Exchange Group, Inc., dated May 17, 2010 (filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed with the SEC on April 18, 2012 and incorporated herein by reference).

3.5
Articles of Merger, dated June 27, 2011, changing the Company’s name to Intellicell Biosciences, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 26, 2011 and incorporated herein by reference).

3.6
Certificate of Amendment to the Articles of Incorporation, as amended, filed with the Secretary of State of Nevada on June 1, 2012 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 4, 2012 and incorporated herein by reference).

3.7	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (File No. 333-49388) filed with the SEC on November 6, 2000 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTELLICELL BIOSCIENCES, INC.

Date: June 4, 2012	By:	/s/ Steven A. Victor
		Name:	Steven A. Victor
		Title:	Chief Executive Officer

4